ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-282565
Dated November 26, 2024

Market-Linked Notes Based on the Value of the S&P 500® Index due on or about January 3, 2031

This document provides a summary of the terms of the Market-Linked Notes (the “notes”). Investors should carefully review the accompanying preliminary pricing supplement for the notes, the accompanying product supplement, the underlier supplement, the prospectus supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.

The notes are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”), and all payments on the notes are subject to the credit risk of BNS. As used in this document, “we,” “us,” or “our” refers to BNS.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia
Issue:	Senior Note Program, Series A
Underlying index:	S&P 500® Index (Bloomberg Ticker: “SPX”)
Stated principal amount:	$1,000.00 per note
Issue price:	$1,000.00 per note
Minimum investment:	$1,000 (1 note)
Interest:	None
Pricing date:	December 13, 2024
Original issue date:	December 18, 2024 (3 business days after the pricing date; see preliminary pricing supplement).
Valuation date:	December 30, 2030, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Maturity date:	January 3, 2031, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Payment at maturity per note:

￭ If the final index value is greater than the initial index value:

$1,000.00 + supplemental redemption amount

In no event will the payment at maturity exceed the maximum payment at maturity.

￭ If the final index value is less than or equal to the initial index value:

$1,000.00

All payments on the notes are subject to the credit risk of BNS.

Underlying return:	(final index value − initial index value) / initial index value
Supplemental redemption amount:	$1,000.00 × underlying return
Maximum gain:	56.30%
Maximum payment at maturity:	$1,563.00 per note (156.30% of the stated principal amount)
Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the valuation date
CUSIP / ISIN:	06418TCV9 / US06418TCV98
Listing:	The notes will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$35.00 per stated principal amount
Estimated value on the pricing date:	Expected to be between $910.80 and $940.80 per stated principal amount. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement	http://www.sec.gov/Archives/edgar/data/9631/000183988224041367/bns_424b2-24301.htm

HYPOTHETICAL PAYOUT

The below figures are based on a maximum gain of 56.30% and are purely hypothetical (the actual terms of your notes will be determined on the pricing date and will be specified in the final pricing supplement).

Hypothetical Payment at Maturity

Underlying Return	Payment at Maturity
+80.00%	$1,563.00
+70.00%	$1,563.00
+60.00%	$1,563.00
+56.30%	$1,563.00
+45.00%	$1,450.00
+30.00%	$1,300.00
+15.00%	$1,150.00
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-30.00%	$1,000.00
-40.00%	$1,000.00
-50.00%	$1,000.00
-75.00%	$1,000.00
-100.00%	$1,000.00

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You will find a link to the accompanying preliminary pricing supplement for the notes above and links to the accompanying product supplement, underlier supplement, prospectus supplement and prospectus for the notes under “Additional Information About BNS and the Notes” in the preliminary pricing supplement, which you should read and understand prior to investing in the notes.

The issuer has filed a registration statement (including a prospectus as supplemented by a prospectus supplement, underlier supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement and the accompanying prospectus supplement, underlier supplement and product supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (212) 225-5678. Our Central Index Key, or CIK, on the SEC web site is 0000009631.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to Return Characteristics

▪You may not receive any positive return.

▪The stated payout from the issuer applies only at maturity.

▪Your potential return on the notes is limited to the maximum gain.

▪You will not receive any interest payments.

▪The amount payable on the notes is not linked to the value of the underlying index at any time other than the valuation date.

▪Owning the notes is not the same as owning the index constituent stocks.

Risks Relating to Characteristics of the Underlying Index

▪An investment in the notes involves market risk associated with the underlying index.

▪There can be no assurance that the investment view implicit in the notes will be successful.

▪The underlying index reflects price return, not total return.

▪Changes affecting the underlying index could have an adverse effect on the market value of, and any amount payable on, the notes.

▪There is no affiliation between the index sponsor and BNS, and BNS is not responsible for any disclosure by such index sponsor.

Risks Relating to Estimated Value and Liquidity

▪BNS’ initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the pricing date) will be lower than the issue price of the notes.

▪Neither BNS’ nor SCUSA’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities.

▪BNS’ initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including SCUSA’s) estimates.

▪The notes have limited liquidity.

▪The price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your notes. SCUSA’s estimated value of the notes is determined by reference to its pricing models and takes into account BNS’ internal funding rate.

▪The price of the notes prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount.

Risks Relating to General Credit Characteristics

▪Payments on the notes are subject to the credit risk of BNS.

Risks Relating to Hedging Activities and Conflicts of Interest

▪Hedging activities by BNS and SCUSA may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes.

▪We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the index constituent stock issuers and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the notes.

▪Activities conducted by BNS and its affiliates may impact the value of the underlying index and the value of the notes.

▪The calculation agent will have significant discretion with respect to the notes, which may be exercised in a manner that is adverse to your interests.

▪BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the notes.

Risks Relating to Canadian and U.S. Federal Income Taxation

▪Because the notes are subject to special rules governing CPDI for U.S. federal income tax purposes, you generally will be required to pay taxes on ordinary income from the notes even though you will not receive any payment on the notes prior to the maturity date.

▪Uncertain tax treatment. Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Notes — Tax Considerations” and “— Material Canadian Income Tax Consequences” in the preliminary pricing supplement.

Underlying Index

For information about the underlying index, including historical performance information, see “Information About the Underlying Index” in the preliminary pricing supplement.

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